EXHIBIT 99.1

SLS International Will File a Compliance Plan with AMEX

OZARK, Mo.--(BUSINESS WIRE)— September 28, 2006 -- SLS International, Inc. (Amex: SLS), a leading provider of premium-quality sound systems for professional (recording studio, concert, etc.), cinema and home entertainment markets, today announced that it will file a plan with the American Stock Exchange outlining the actions it will take that would bring it into compliance with the applicable continued listing standards.  SLS previously announced that it was not in compliance with AMEX’s continued listing standards and would be subject to delisting unless it submits a plan to AMEX.

If the Company’s plan is accepted by AMEX, the Company may be able to continue its listing during the plan period of up to 18 months, during which time it will be subject to periodic review to determine whether it is making progress consistent with the plan. There is no guarantee that AMEX will accept the Company's plan for continued listing. In the event that the Company's common stock is de-listed from AMEX, the Company's common stock may be quoted on either the Nasdaq Over-The-Counter Bulletin Board or on the Pink Sheets.  The Company’s common stock was accepted for listing on AMEX in October 2005, and prior to that, was quoted on the Over-the-Counter Bulletin Board from 2001 through October 2005.

About SLS

Based in Ozark, Mo., SLS International, Inc. is a 30-year-old manufacturer and developer of new proprietary patent-pending ultra-high fidelity Ribbon Driver loudspeakers, patented Evenstar Digital Amplifiers and sound systems for the commercial, home entertainment, professional and music markets. SLS has perfected the ribbon-driver technology enabling their loudspeakers to achieve exceptional inner detail and accuracy with 20% to 30% less distortion of typical compression driver and dome tweeters. SLS speakers and systems are used in high-profile venues such as NBC/MSNBC's 2002 and 2004 Olympics studios, the Recording Academy's Grammy Producers SoundTable events, and for the NAMM winter show, providing sound in the AVID Technology booth just to name a few. For more information, visit http://www.slsaudio.com.

Safe Harbor

Matters discussed in this press release contain forward-looking Statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words "anticipate," "believe," "estimate," "may," "intend," "expect" and similar expressions identify such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties. These include, but are not limited to, risks and uncertainties associated with the impact of economic, competitive and other factors affecting the Company and its operations, markets, product, and distributor performance, the impact on the national and local economies resulting from terrorist actions, and U.S. actions subsequently; and other factors detailed in reports filed by the Company with the Securities and Exchange Commission.